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                                                                      Exhibit 99

   64 Sidney Street  Telephone                News Release
   Cambridge         (617) 494-0171
   Massachusetts     Facsimile
   02139 4136 USA    (617) 494-9263




FOR IMMEDIATE RELEASE

           GENENTECH AND ALKERMES ANNOUNCE EXPANDED COLLABORATION FOR
                                 NUTROPIN DEPOT /TM/

SOUTH SAN FRANCISCO, CA AND CAMBRIDGE, MA, APRIL 15, 1999 -- Genentech, Inc. (NYSE: GNE) and Alkermes, Inc. (NASDAQ: ALKS) announced today that they have expanded their collaboration for Nutropin Depot, an injectable sustained release formulation of Genentech's human growth hormone based on Alkermes' ProLease(R) drug delivery system. Pursuant to their collaborative arrangement initially entered into in 1995, the companies have completed a Phase III clinical trial of Nutropin Depot for the treatment of pediatric growth hormone deficiency and are preparing to submit a New Drug Application with the U.S. Food and Drug Administration. Under the agreement announced today, the companies will conduct expanded development activities, including clinical trials in an additional indication, process and formulation development, and manufacturing. The terms of the collaboration include the immediate purchase by Genentech of $35 million of newly issued redeemable convertible exchangeable preferred stock of Alkermes (the "1999 Preferred Stock") with a conversion price of at least $45 per share. The Agreement includes potential milestone payments to Alkermes of approximately $40 million.

Alkermes will use the funding from the preferred stock for the activities described above and will receive payments based on product sales. Genentech and its partners will be responsible for worldwide sales and marketing.






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The 1999 Preferred Stock will be junior to Alkermes' outstanding $115 million of convertible exchangeable preferred stock that was issued by Alkermes in March 1998. Dividends on the 1999 Preferred Stock will be paid at a floating three-month LIBOR. Alkermes has the option to redeem the 1999 Preferred Stock in cash or in common stock at any time.

"Genentech's goal is to continue to drive innovation in the growth hormone marketplace for the benefit of patients, their families and caregivers," said Arthur D. Levinson, Ph.D., Chief Executive Officer of Genentech. "We have had a long-standing and productive relationship with Alkermes for the development of Nutropin Depot and look forward to expanding our joint development activities."

Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures and markets human pharmaceuticals for significant unmet medical needs. Twelve of the currently marketed biotechnology products stem from Genentech science. Genentech markets seven products directly in the United States. The company has headquarters in South San Francisco and is traded on the New York Stock Exchange and the Pacific Exchange under the symbol GNE.

Alkermes, Inc. is a leader in the development of products based on sophisticated drug delivery technologies. The Company has several areas of focus: (i) controlled, sustained release of injectable drugs lasting several days to several weeks, utilizing its ProLease and Medisorb(R) technologies; (ii) the delivery of drugs into the brain past the blood-brain barrier, utilizing its Cereport(TM) technology; (iii) oral delivery of drugs using its RingCap(TM) and DST technologies; and (iv) the development of pharmaceutical products based on proprietary pulmonary drug delivery technologies utilizing its recently acquired AIR technology. In addition to its Cambridge, Massachusetts headquarters, Alkermes operates manufacturing facilities in Massachusetts and Ohio and a medical affairs office in Cambridge, England.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Alkermes believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the Alkermes' business is subject to significant risks and there can be no assurance that actual results of Alkermes' development activities and its results of operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations






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include, among others: (i) the Alkermes' collaborators could elect to terminate or delay development programs; and (ii) even if product candidates appear promising at an early stage of development, product candidates could fail to receive necessary regulatory approvals, not reach anticipated milestones, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance, be precluded from commercialization by proprietary rights of third parties or experience substantial competition in the marketplace. For additional information with respect to factors which could cause actual results to differ from expectations, reference is made to the reports filed by Alkermes with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

CONTACT:            Investor Relations:     Genentech:
Richard F. Pops     Lisa Burns              Paul Laland/Corporate Communications
Alkermes, Inc.      Burns McClellan         (650) 225-2742
(617) 494-0171      (212) 213-0006          Susan Bentley/Investor Relations
                                            (650) 225-1034